SECURITIES AND EXCHANGE COMMISSION

                   WASHINGTON, D.C. 20549


                          FORM 8-K


                       CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(d) OF
            THE SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported):
June 16, 1995

                 Owens & Minor, Inc.
(Exact Name of Registrant as Specified in Charter)

Virginia                  1-9810                 54-1701843
(State of      (Commission File No.)     (IRS Employer
Incorporation)                          Identification No.)


  4800 Cox Road, Glen Allen, Virginia             23060
(Address of Principal Executive Offices)     (Zip Code)


Registrant's telephone number, including area code:
(804) 747-9794



(Former Name or Former Address, if Changed Since Last Report)



Item 5.   Other Events.

     On June 16, 1995 Owens & Minor, Inc. (the
"Registrant") issued a press release attached as Exhibit 99 hereto relating to preliminary second quarter earnings, which is incorporated by reference herein.

Item 7.   Financial Statements, Pro Forma Financial
          Information and Exhibits.

     (c)  Exhibits.

          99. Press Release issued by the Registrant on June 16, 1995.
                         SIGNATURES

     Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: 6/16/95            OWENS & MINOR, INC.



                         By:\s\G. Gilmer Minor, III
                         G. Gilmer Minor, III
                         President and Chief
                         Executive Officer

                       Exhibits Index

Exhibit No.


     (99) Press Release issued by the Registrant on June 16, 1995.

                                        Exhibit 99

                                   June 16, 1995

OWENS & MINOR PROJECTS LOWER THAN EXPECTED
SECOND QUARTER EARNINGS


Richmond, VA ... Owens & Minor, Inc. (NYSE-OMI) announced today that it expects second quarter earnings before restructuring charges from recurring operations to fall short of last year's second quarter results and investment analysts' current estimates. The company earned $.17 per share in the second quarter of last year, and expects to earn somewhere in the range of $.10 to $.12 from recurring operations in the comparable quarter ending June 30, 1995. This earnings projection is based on preliminary results of the first two months of the second quarter. Sales are up nicely when compared to last year, but short of budgeted expectations.
The company is using estimated gross margins while the inventories continue to shift during the consolidation process. There continues to be pressure on gross margin. Selling, general and administrative expenses (SG&A) are higher than expected due in part to excessive overtime and use of temporary help to handle our increasing business, the computer conversions and the relocation and upgrading of nine (9) non-Stuart Medical facilities. Also, interest costs have increased significantly due to a combination of rising rates and excess inventory in the combined companies.

According to G. Gilmer Minor, III, Chairman, President and Chief Executive Officer: "It has just taken us longer than we anticipated to put Owens & Minor and Stuart Medical together. This has been one heck of an undertaking. By the end of September, most of our divisions will be on one computer system, and we will be able to focus all of our energies and resources on driving excess costs away. Right now, we are getting the orders out, improving our service, gearing up for increased volume and broader customer demand for services, and beginning the implementation of two modules of software on our client-server technology platform. We have in place an internal cost-cutting program designed to focus on particular branches that need help and the corporate office as well. However, we will not compromise the programs and resources that our customers need for the near and long term. We are going through what many of our customers are going through in a tough healthcare environment. Margins are under pressure, competition has increased and a premium is being placed on the management of assets. Our past experience of managing in a low-cost environment gives us the mindset to be successful in driving SG&A down again. We have been able to generate the expected synergies and cost savings from the consolidation of the two companies given the status of where we are today. Additional synergies and cost savings are expected when we complete the consolidation in September."


Mr. Minor continued, "Same store sales year to date when compared to last year are up 14.9%. We have strong momentum in the marketplace. The successful VHA sign-up period in the first quarter is an example of our strength in the market. As a matter of fact, sales continue to grow positively as we bring on new business from several recent contract awards and the positive cultivation of some of the business we currently have in the pipeline. Believe me, it is disappointing to have to make a pre-announcement about our short-term results, but our confidence in achieving the original goals we set out when we acquired Stuart Medical are still valid. But, as I said earlier, it's just taken us a little longer to get there."

It is anticipated that the company will have some of the same shortfall in the third quarter as it completes its consolidation process. Although some trend line improvements are expected in the fourth quarter, earnings from recurring operations for the year are forecasted to fall short of the $.72 reported in 1994 by 15-20%.

The company plans to report its second quarter results on July
19th, 1995.

Owens & Minor, Inc. is a national wholesale distributor of medical/surgical supplies. Our distribution centers coast to coast serve hospitals, primary care facilities, integrated healthcare systems and group purchasing organizations throughout the United States. In addition to our diverse product selection, Owens & Minor helps customers control healthcare costs and improve inventory management through innovative services in asset management, logistics and technology.

                    CONTACT:

Glenn J. Dozier                   Hugh F. Gouldthorpe
Senior Vice President, Finance    Vice President
Chief Financial Officer           Quality and Communications
Owens & Minor, Inc.               Owens & Minor, Inc.
(804) 965-2945                    (804) 965-2922